January 8, 1999

Electronically Transmitted

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, NW
Washington, DC  20549

Gentlemen:

In accordance with Rule 14a-6(h), transmitted herewith is the revised definitive proxy statement and proxy card in connection with the 1999 Annual Meeting of Shareholders of The Female Health Company (The "Company"). Shareholders are being asked to vote on an amendment to the Company's Amended and Restated Articles of Incorporation increasing the authorized number of shares of Common Stock, the election of directors and to ratify the appointment of McGladrey & Pullen, LLP as the Company's independent public accountants. The Company expects to mail definitive proxy statements to security holders on or about March 1, 1999. At that time, the Company will mail to the Securities and Exchange Commission for its information seven copies of the Company's Annual Report to Shareholders pursuant to Rule 14a-3(c).

The Company meets the requirements to qualify as a "Small Business Issuer" in accordance with Regulation 12(b)(2) of the Exchange Act. In accordance with
Item 10(a)(2) (iii) of Regulation S-B the Company continues to qualify as a "Small Business Issuer." If you have any questions regarding this filing, please contact either O.B. Parrish, the Company's Chief Executive Officer, at
(312) 280-1119, or David R. Krosner at Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c., the Company's counsel, at (414) 298-8311.

Very truly yours,

THE FEMALE HEALTH COMPANY

s/s William R. Gargiulo, Jr.


William R. Gargiulo, Jr.
Secretary

cc:  J. Bedore, Reinhart, Boerner
     D. Krosner, Reinhart, Boerner



                                 SCHEDULE 14A
                                (Rule 14a-101)
                   INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION
         Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

 X        Filed by the Registrant

___       Filed by a Party other than the Registrant

Check the appropriate box:

___       Preliminary Proxy Statement

___       Confidential, for Use of the Commission Only (as permitted by Rule
14a-6(e)(2))

_X_  Definitive Proxy Statement

_X_  Definitive Additional Materials

___  Soliciting Material  Pursuant to Rule 14a-11(c) or Rule 14a-12

                          The Female Health Company
               (Name of Registrant as Specified in Its Charter)
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

 X   No fee required.

___  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

___  Fee paid previously with preliminary materials:

___ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, Schedule or Registration Statement no.:

     (3)  Filing Party:




     (4)  Date Filed:



                          THE FEMALE HEALTH COMPANY
                          875 North Michigan Avenue
                                  Suite 3660
                           Chicago, Illinois  60611

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           To be Held April 9, 1999

To the Stockholders of The Female Health Company:

Notice is hereby given that the Annual Meeting of the Stockholders of The Female Health Company (the "Company") will be held at the Hotel
Inter-Continental, Empire Ballroom, South Tower, 7th Floor, 505 N. Michigan Avenue, Chicago, Illinois on Friday, April 9, 1999 at 2:00 p.m., local time, for the following purposes:

1. To amend the Company's Amended and Restated Articles of Incorporation to increase the number of shares of Common Stock authorized to 22,000,000 and the total number of shares authorized to 27,015,000. Details of the proposed increase in authorized shares of Common Stock are set forth in the accompanying Proxy Statement which you are urged to read carefully.

2. To elect six members to the Board of Directors, the names of whom are set forth in the accompanying proxy statement, to serve until the 2000 Annual Meeting.

3. To consider and act upon a proposal to ratify the appointment of McGladrey & Pullen, LLP as the Company's independent public accountants for the fiscal year ending September 30, 1999.

4. To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

Stockholders of record at the close of business on February 1, 1999 are entitled to vote at the meeting. All stockholders are cordially invited to attend the meeting in person. Stockholders who are unable to be present in person are requested to execute and return promptly the enclosed proxy, which is solicited by the Board of Directors of the Company.

By Order of the Board of Directors,

s/s William R. Gargiulo, Jr.


William R. Gargiulo, Jr.
Secretary

Chicago, Illinois
February 10, 1999



February 1999

Dear Shareholder:

On February 9, 1999, our Common Stock began trading Over The Counter on the electronic Bulletin Board. This followed the discontinuation of trading on the American Stock Exchange on February 5, 1999.

The decision made by AMEX regarding delisting FHC was related only to FHC not meeting certain criteria primarily more than three years of continuous losses, not to AMEX's perceptions of FHC's prospects.

The Company, while still recording losses, has made good progress. It more than doubled volume in FY 1998 and sharply reduced losses. Management believes the prospects are excellent. Within this context, the two main programs which will have the predominant impact on sales of the Female Condom, are the launch of the female condom in Japan and Female Condom inclusion in UNAIDS programs.

The company was fortunate in securing a $6 million equity based line of credit. This provides significant flexibility in capitalizing on these opportunities particularly in terms of purchasing raw material to fill potential orders. It is essential that the proposal to authorize additional shares be approved for the Company to be able to access the credit facility. I strongly recommend you vote yes on the proposal to increase total shares for this reason.

I have attached an update on the Japan and UNAIDS programs and have also included copies of correspondence which highlight the importance and potential of the Female Condom in these and other programs.




                                    UPDATE
                               JAPAN AND UNAIDS

JAPAN

The Female Condom application to the Koseisho (Japanese FDA) is moving successfully through the approval process. The Taiho Pharmaceutical Company (FHC's partner in Japan) conducted clinical trials, acceptability studies and research on the Female Condom. These studies showed that when used correctly with every sex act, the Female Condom is 98% effective in preventing pregnancy; and that the Japanese women and their partners found the Female Condom to be highly acceptable.

Taiho submitted an application to Koseisho in late October 1997 for approval to market the Female Condom in Japan. Subsequent to a submission and review of an application Koseisho may reject it, request more research and/or ask questions. Last summer, subsequent to the FC review, Koseisho sent Taiho a series of detailed questions regarding the Female Condom submission. Taiho responded formally to each question. Koseisho held a meeting with Taiho on December 15, 1998 to discuss their response. Koseisho advised Taiho that the responses were satisfactory, that there were no more questions, and that following customary inspections, Taiho's FC application would be recommended to the Approval Committee.

Given this Mr. Yukio Kobayashi, President of Taiho in a recent letter to employees regarding 1999 announced that assuming approval, Taiho would launch the Female Condom in June 1999. Attachment 1 presents a letter from a consultant in Japan regarding the Female Condom and its prospects in Japan.

UNAIDS

On January 15, 1999 Dr. Mary Ann Leeper met with UNAIDS officials. At the meeting UNAIDS stated that based on experience to date they believe the Female Condom will play an important and necessary role in HIV/AIDS prevention in the developing world. Further and most important, UNAIDS stated that all male condom distribution programs will now include Female Condoms. Even if the percent of Female Condoms included is small, as there were approximately 1.7 billion male condoms distributed in the global public sector programs last year, the potential impact on Female Condom volume would be significant. There is no certainty this will occur but the statements highlight the potential. As previously reported, FHC will break even at an annual rate of about 13 million units. FHC's current capacity without any significant additional capital investment is 60 million units.

Concurrent with its decision to include Female Condoms in all Male Condom distribution programs, UNAIDS is implementing an aggressive program to accelerate the availability of the Female Condom in developing countries in 1999. This program includes a far-reaching seven (7) part joint program with FHC. The objective is the full integration of the Female Condom in all country prevention programs. The seven steps, as listed below, include not only availability of the Female Condom but extensive supportive programs:

UNAIDS/FHC Partnership Plan

1.   assure availability and accessibility
2.   implement acceptability programs



3.   strengthen country capacity
4.   integrate Female Condom with all Male Condom distribution programs
5.   integrate NGO/CBO involvement
6. develop policy planning tools and support systems with country decision makers
7.   continue supportive programs long term

The UNAIDS program will include necessary resources for preparation of education out-reach and communication materials, monitoring progress of integration, country modeling and counseling, and facilitation of donor awareness and support.

UNAIDS has initiated this comprehensive program because it has determined through its own evaluation that:

1. The Female Condom is highly accepted where it has been made available in country test programs.

2. Making the Female Condom available increases the number of protected sex acts.

3.   Having the Female Condom available is cost effective in African countries.

UNAIDS recognizes the terrible HIV/AIDS pandemic facing the world today and is committed to doing all it can to thwart its continued advancement. UNAIDS states that the Female Condom is an important component to the overall UNAIDS program (Attachment 2).

I have written to you at this time to indicate that based on the information included in this letter, Management believes the Company's business prospects have never been better. We appreciate your continued support. We will do everything possible to capitalize on the opportunities that the Company faces as the Female Condom receives recognition, acceptance and participation in prevention programs around the world.

Sincerely,


O. B. Parrish
Chairman & CEO



OBP/bll

Enclosure



ATTACHMENT 1

                       BUSINESS ASSOCIATES INTERNATIONAL

Dear ___________________:

I am an independent consultant with 30 years business experience assisting overseas companies enter the Japanese market. In this capacity I have been working closely with the Taiho Pharmaceutical Company on the Female Condom project in Japan.

From a business standpoint the Taiho Pharmaceutical Company is the ideal partner to develop, launch and market this product in Japan. It is a top ranking respected company in the industry. It was built from scratch by Mr. Yukio Kobayashi, the president, starting just over 30 years ago to the 10th ranking pharmaceutical company in Japan. Different from many companies in Japan Taiho have no outstanding debts, in fact they have cash reserves totaling over one billion US dollars. They market the leading anti-cancer drug in Japan and have a strong OTC business with distribution into 40,000 pharmacies/drug stores. The company, from Mr. Yukio Kobayashi on down to the development team, is totally committed to launching the Female Condom. Mr. Kobayashi has taken a personal interest and stays closely involved in all aspects of the project.

In addition to time of staff and internal resources Taiho has invested the equivalent of over two million US dollars in direct development costs on this project and thus have a strong vested interest in getting on the market as soon as possible. In fact it was their aim to launch in 1998 and had budgeted for it.

Basically the delays have been a result of the position that the "Koseisho", Japan's regulatory body has taken. Their position is that this product is what they term a "Totally New Medical Device" and as such have subjected it to all the scrutiny that they would for a new drug, much more than one would expect from the nature of the product. They can be painstakingly detailed and they are slow due to only having a limited number of examiners. All domestic and multinationals suffer from similar delays. This is not much different to delays connected to US FDA reviews.

On the other hand the Japan OBG Association and the Japan Family Planning Association continue to provide full support for the project. These bodies recognize the urgent need to provide a protective contraceptive of choice for women, something that does not yet exist in Japan. From a contraceptive standpoint the "pill" is not available and while the base numbers of HIV cases are still low, the numbers are in fact doubling each year.

Taiho recognizes the market potential for Female Condoms and is extending its full efforts to launch during 1999. We are in the final stages of the approval process and among other things Taiho is planning a full blown advertising and PR campaign to support the product launch.

If there is any further information that I can provide you please let me know.

Sincerely yours,

Thomas W. deGraw
President & Representative Director
Business Associates International Ltd.



ATTACHMENT 2

UNAIDS
UNICEF * UNDP * UNFPA
UNESCO * WHO * WORLD BANK

Joint United Nations Programme on HIV/AIDS
     Telephone Line:  791 4716
     Reference:          ext.
                                             19 January 1999

Dear  ______________:

     The first period of the public/private partnership between the Joint United Nations Programme on HIV/AIDS (UNAIDS) and the Female Health Company to make the female condom more widely available in developing countries has resulted in the sale of more than six million female condoms. The partnership, which consists of a special public sector pricing agreement for developing countries, has been a success in the sixteen developing countries UNAIDS targeted in 1998.

     In the second phase of the collaboration which will start this year, we plan to dramatically increase the number of women who have access to the product. Under an accelerated plan, UNAIDS and the Female Health Company will work with National AIDS Programmes to incorporate the female condom into male condom activity, and prepare communications materials to aid countries in education and marketing. The plan will also raise awareness among bilateral and multilateral donors, public health officials and NGOs in the most affected countries, that the female condom should be actively promoted to fight HIV/AIDS.

     UNAIDS has initiated this aggressive plan because of the very strong evidence that the female condom will be highly accepted and used in places where it is made available. It will also increase the likelihood of sex acts that are protected, and decrease the rates of sexually transmitted diseases
(STDs) and HIV infections among women who have access to the product.

     UNAIDS has just completed new research, which will soon be published, showing that the female condom is cost effective in preventing HIV infection and STDs and helps governments save public health money when distributed among populations at risk of acquiring HIV infection. We are planning to promote this new research, which will certainly generate substantial interest and increased purchases of the female condom as it provides concrete evidence that the female condom is of public health interest and does justify investing public money. The female condom is also gaining recognition for its effectiveness: in a special UNAIDS study in Thailand, the female condom has been proven to be an efficient barrier against STDs.

     As the only female-controlled barrier method, the female condom is an important tool in the fight against HIV/AIDS. UNAIDS is committed to continued collaboration with the Female Health Company to increase its use around the world.

                              Yours sincerely,

                              Sally G. Cowal
                              Director



                              External Relations



                          THE FEMALE HEALTH COMPANY
                          875 North Michigan Avenue
                                  Suite 3660
                           Chicago, Illinois  60611
                               PROXY STATEMENT
                             FOR THE 1999 ANNUAL
                            MEETING OF STOCKHOLDERS

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Female Health Company (the "Company") to be voted at the Annual Meeting of Stockholders to be held at the Hotel Inter-Continental, Empire Ballroom, South Tower, 7th Floor, 505 N. Michigan Avenue, Chicago, Illinois at 2:00 p.m. local time on Friday, April 9, 1999, and at any adjournments thereof, for the purposes set forth in the accompanying Notice of Meeting. The mailing to stockholders of this Proxy Statement and accompanying form of proxy will take place on or about March 1, 1999.

                              GENERAL INFORMATION

The Board of Directors knows of no business which will be presented to the meeting other than the matters referred to in the accompanying Notice of Meeting. However, if any other matters are properly presented to the meeting, it is intended that the persons named in the proxy will vote on such matters in accordance with their judgment. If the enclosed form of proxy is executed and returned, it nevertheless may be revoked at any time before it has been voted by a later dated proxy or a vote in person at the Annual Meeting. Shares represented by properly executed proxies received on behalf of the Company will be voted at the Annual Meeting (unless revoked prior to their vote) in the manner specified therein. If no instructions are specified in a signed proxy returned to the Company, the shares represented thereby will be voted: FOR the amendment of the Company's Amended and Restated Articles of Incorporation; FOR of the election of the directors listed in the enclosed proxy; and FOR ratification of McGladrey & Pullen, LLP as the Company's independent auditors.

Only holders of the common stock of the Company (the "Common Stock") and holders of the Class A Convertible Preferred Stock - Series 1 (the "Series 1 Preferred Stock") whose names appear of record on the books of the Company at the close of business on January 5, 1999 are entitled to vote at the meeting. On that date, there were 10,441,227 shares of Common Stock, and 670,000 shares of Series 1 Convertible Preferred Stock outstanding. Each share of Common Stock and Series 1 Convertible Preferred Stock is entitled to one vote on each matter to be presented at the meeting. A majority of the votes entitled to be cast with respect to each matter submitted to the shareholders, represented either in person or by proxy, shall constitute a quorum with respect to such matter.

Under Wisconsin law, directors are elected by plurality, meaning that the six individuals receiving the largest number of votes are elected as directors. In addition, under Wisconsin law, an amendment to the Company's Amended and Restated Articles of Incorporation must be approved by the affirmative vote of holders of two-thirds of the shares "entitled" to vote on the proposal. Abstentions and broker non-votes (i.e., shares held by brokers in street name, voting on certain matters due to discretionary authority or instruction from the beneficial owners but not voting on other matters due to lack of authority to vote on such matters without instructions from the beneficial owners) will count toward the quorum requirement but will not count toward the determination of whether directors are elected. However, because the amendment to the



Company's Amended and Restated Articles of Incorporation must be approved by the affirmative vote of holders of two-thirds of the Company's outstanding common stock and Series 1 Preferred Stock, voting together, abstentions and broker non-votes will act as a vote against the proposed amendment.

    AMENDMENT OF COMPANY'S AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                   (Item 1)

The Company's Amended and Restated Articles of Incorporation authorize the issuance 20,015,000 shares consisting of; (a) 15,000,000 shares designated as "Common Stock" with a par value of $0.01 per share; (b) 5,000,000 shares designated as "Class A Preferred Stock" with a par value of $0.01 per share; and (c) 15,000 shares designated as "Class B Preferred Stock" with a par value of $0.50 per share.

As of January 5, 1999 the Company had 10,441,227 shares of Common Stock, and 670,000 shares of Series 1 Convertible Preferred Stock outstanding. In addition, as of January 5, 1999 the Company has reserved 3,616,762 shares of Common Stock for the purposes of covering Company stock option plans, warrants outstanding, conversion of Series 1 Convertible Preferred Stock, employee restricted stock incentive program, and contingent obligations relating to an outstanding note payable. After giving effect for the reserved Common Stock, the Company has 942,011 unreserved and unissued shares of Common Stock for general corporate purposes.

In order to have sufficient shares of Common Stock available for general corporate purposes (including financings) and, if management deems it advisable, to fully utilize a recently executed Equity Line Agreement, as described below, the Board of Directors of the Company recommends increasing the authorized shares of Common Stock to 22,000,000 shares, and increasing total shares authorized to 27,015,000 shares. At present, the Company has no stock issuances currently planned other than those which may be made in connection with the Equity Line Agreement.

Equity Line Agreement

To provide a potential ready source of capital for the Company, which the Company would use for general working capital purposes, effective November 19, 1998, the Company entered into a private Equity Line of Credit Agreement (the "Equity Line Agreement") with Kingsbridge Capital Limited, a private investor (the "Selling Stockholder"). Under the Equity Line Agreement, the Company has the right, subject to various conditions, to issue and sell to the Selling Stockholder, from time to time, shares of its Common Stock for cash consideration up to an aggregate of $6 million.

Under the current Equity Line Agreement, the Company was required to file a
Registration Statement with the Securities and Exchange Commission in order to permit the Selling Stockholder to resell to the public any shares that it acquires pursuant to the Equity Line Agreement. Commencing as of the date the registration statement is declared effective by the Securities and Exchange
Commission and continuing for a period of 24 months thereafter, the Company has the right from time to time at its sole discretion, and subject to certain restrictions set forth in the Equity Line Agreement, to sell ("put") shares of its Common Stock to the Selling Stockholder at a price equal to (a) 88% of the then current average market price of a share of the Company's Common Stock, as determined under the Equity Line Agreement, if such average market price is at least $2 or (b) 82% of such average market price if the average market price is



less than $2. Puts can be made every 20 trading days in amounts ranging from a minimum of $100,000 to a maximum of $1,000,000, depending on the trading volume and the market price of the Common Stock at the time of each put. The Company is required to put at least $1,000,000 of its Common Stock to the Selling Stockholder over the two-year life of the Equity Line Agreement. If the Company does not put at least $1 million of the Common Stock to the Selling Stockholder during the term of the Equity Line Agreement, the Company must pay the Selling Stockholder at the end of such two-year term an amount equal to the portion of the $1 million not so put, multiplied by 12% (17% if the failure to put the required minimum occurs as a result of certain specified events). As of the date of this Proxy Statement, no shares of Common Stock have been sold to the Selling Stockholder under the Equity Line Agreement.

Under the Equity Line Agreement, the average market price of the Company's Common Stock for purposes of calculating the purchase price to be paid by the Selling Stockholder will be calculated as the average of the lowest bid prices of the Common Stock (as reported by Bloomberg L.P.) on each of the five days on which the Exchange is open for business (a "trading day"), during the period which includes the two trading days preceding the day on which the Company delivers notice to the Selling Stockholder that the Company is exercising a put (a "Put Notice"), the trading day on which the Put Notice is delivered, and the two trading days following the trading day on which the Put Notice is delivered.

The Company's ability to put shares of its Common Stock, and the Selling Stockholder's obligation to purchase the shares, is conditioned upon the satisfaction of certain conditions. These conditions include: (1) the registration statement must have been declared effective by the Securities and Exchange Commission; (2) the representations and warranties of the Company set forth in the Equity Line Agreement must be accurate as of the date of each put;
(3) the Company must have performed and complied with all of the Company's obligations under the Equity Line Agreement, a registration rights agreement entered into between the Company and the Selling Stockholder in connection with the Equity Line Agreement and a warrant issued to the Selling Stockholder; (4) no statute, rule, regulation, executive order, decree, ruling or injunction may be in effect which prohibits or directly and adversely affects any of the transactions contemplated by the Equity Line Agreement; (5) at the time of a put, there may not have been any material adverse change in the Company's business, operations, properties, prospects or financial condition since the date of fling of the Company's most recent periodic report filed with the Securities and Exchange Commission pursuant to the Exchange Act; (6) the Company's Common Stock must not be traded on the OTC Bulletin Board, the Nasdaq Stock Market, the American Stock Exchange, or the New York Stock Exchange; (7) the number of shares to be put to the Selling Stockholder, together with any shares then held by the Selling Stockholder, may not exceed 9.9% of all shares of Common Stock of the Company that would be outstanding upon completion of the put; (8) the Company's Common Stock must have a minimum bid price of $1.00 per share at the time of the put; and (9) the average trading volume of the Company's Common Stock for 20 consecutive trading days immediately preceding a put must be at least 17,000 shares per day.

As indicated above, the Company has filed a registration statement with the Securities and Exchange Commission registering the Selling Shareholder's resale of the shares of Common Stock which it may purchase under the Equity Line Agreement. That registration statement contains additional information concerning the current Equity Line Agreement and the Company. Accordingly, you should review that registration statement for additional information. The



Company filed the registration statement on Form SB-2 with the Securities and Exchange Commission on December 8, 1998, and has filed various amendments since that date. You may obtain copies through the Securities and Exchange Commission or by contacting the Company.

The Company will receive the put price paid by the Selling Stockholder pursuant to the Equity Line Agreement if and to the extent Common Stock is sold by the Company pursuant thereto.

Any funds received by the Company under the Equity Line Agreement will be used for general working capital purposes.

The Board of Directors recommends that shareholders vote FOR the proposed amendment to the Company's Amended and Restated Articles of Incorporation.

                            ELECTION OF DIRECTORS
                                   (Item 2)

Pursuant to the authority contained in the Amended and Restated By-Laws of the Company, the Board of Directors has established the number of directors at six. The Board of Directors has nominated William R. Gargiulo, Jr., Mary Ann Leeper, Ph.D., O. B. Parrish, Stephen M. Dearholt, David R. Bethune and Michael R. Walton for election as directors, all to serve until the 2000 Annual Meeting of Stockholders.

As indicated below, all persons nominated by the Board of Directors are incumbent directors other than Michael R. Walton. The Company anticipates that all of the nominees listed in this Proxy Statement will be candidates when the election is held. However, if for any reason any nominee is not a candidate at that time, proxies will be voted for any substitute nominee designated by the Company (except where a proxy withholds authority with respect to the election of directors).

                      NOMINEES FOR ELECTION AS DIRECTORS

O. B. PARRISH
Age: 65; Elected Director: 1987; Present Term Ends: 1999 Annual Meeting:

Mr. Parrish has served as Chief Executive Officer of the Company since 1994, as acting Chief Financial and Accounting Officer since February 1996 and as the Chairman of the Board since 1987. Mr. Parrish is a shareholder and has also served as the President and as a director of Phoenix Health Care of Illinois,
Inc. ("Phoenix of Illinois") since 1987.   Phoenix of Illinois is the owner of
295,000 shares of the Company's outstanding Common Stock. Mr. Parrish also was Co-Chairman and a director of Inhalon Pharmaceuticals, Inc. until its sale to Medeva PLC, and is Chairman and a director of ViatiCare LLC, a financial services company, and he is a director of Microbyx., a diagnostics company. Mr. Parrish is also a Trustee of Lawrence University. From 1977 until 1986, Mr. Parrish was President of the Global Pharmaceutical Group of G.D. Searle & Co., a pharmaceutical/consumer products company. From 1974 until 1977, Mr. Parrish was the President of Searle International, the foreign sales operations of Searle. Prior to that, Mr. Parrish was Executive Vice President of Pfizer's International Division.

MARY ANN LEEPER, Ph.D.
Age: 58; Elected Director: 1987; Present Term Ends: 1999 Annual Meeting:



Dr. Leeper has served as the President and Chief Operating Officer of the Company since 1996 and as President and Chief Executive Officer of The Female Health Company division from May 1994 until January, 1996 (when the division was consolidated with the Company). Dr. Leeper also served as Senior Vice President-Development of the Company from 1989 until January, 1996. Dr. Leeper is a shareholder and has served as a Vice President and director of Phoenix of Illinois since 1987. From 1981 until 1986, Dr. Leeper was Vice President-Markets Development of the Pharmaceutical Group of G.D. Searle & Co. As Vice-President - Market Development, Dr. Leeper was responsible for worldwide licensing and acquisition, marketing and market research. In earlier positions, She was responsible for preparation of new drug applications and was a liaison with the FDA.

WILLIAM R. GARGIULO, JR.
Age: 70; Elected Director: 1987; Present Terms Ends: 1999 Annual Meeting:

William R. Gargiulo, Jr. has served as Secretary of the Company from 1996 to present, as Vice President from 1996 to September 30, 1998, as Assistant Secretary of the Company from 1989 to 1996, as Vice President - International of The Female Health Company Division from 1994 until January, 1996 (when the division was consolidated with the Company), as Chief Operating Officer of the Company from 1989 to 1994, and as General Manager of the Company from 1988 to 1994. Mr. Gargiulo is a Trustee of a trust which is a stockholder of Phoenix of Illinois. From 1984 until 1986, Mr. Gargiulo was the Executive Vice President of the Pharmaceutical Group of G.D. Searle & Co., in charge of its European operations. From 1976 until 1984, Mr. Gargiulo was the Vice President of Searle's Latin American operations.

STEPHEN M. DEARHOLT
Age: 52; Elected Director: 1996; Present Term Ends: 1999 Annual Meeting

Mr. Dearholt is co-founder of and partner in Response Marketing, one of the largest privately owned life insurance marketing organizations in the United States. He has over 23 years of experience in direct response advertising and database marketing of niche products. Since 1985 Mr. Dearholt has been a 50% owner of R.T. of Milwaukee, a private investment holding company which operates a stock brokerage business in Milwaukee, Wisconsin. In late 1995, Mr. Dearholt arranged, on very short notice, a $1 million bridge loan which assisted the Company in its purchase of Chartex. Mr. Dearholt is also very active in the non-profit sector. He is currently on the Board of Directors of Children's Hospital Foundation of Wisconsin, an honorary board member of the Zoological Society of Milwaukee, and the national Advisory Council of the Hazelden Foundation. He is a past board member of Planned Parenthood Association of Wisconsin, and past Chairman of the Board of the New Day Club, Inc.

DAVID R. BETHUNE
Age: 58; Elected Director: 1996; Present Term Ends: 1999 Annual Meeting

Mr. Bethune is a business consultant to the pharmaceutical industry and previously held the position of President and Chief Operating Officer of the IVAX Corporation. Prior to IVAX, Mr. Bethune was Group Vice President of American Cyanamid Company and a member of its Executive Committee until the sale of the company to American Home Products. He had global executive authority for human biologicals, consumer health products, pharmaceuticals and opthalmics as well as medical research. Previously, he was President of the Lederle Laboratories Division of American Cyanamid Company. Mr. Bethune rejoined Lederle from Searle, where he was President of Operations in the



United States, Canada and the Caribbean since December 1986. From 1984 until his appointment as President of Operations, Mr. Bethune served as Vice President and General Manager, United States Pharmaceuticals. Mr. Bethune is on the Board of Directors of the Southern Research Institute, Atrix Pharmaceuticals and the American Foundation for Pharmaceutical Education, Partnership for Prevention. He is a founding trustee of the American Cancer Society Foundation and an associate member of the National Wholesale Druggists' Association and the National Association of Chain Drug Stores. He is the founding chairman of the Corporate Council of the Children's Health Fund in New York City and served on the Arthritis Foundation Corporate Advisory Council.

MICHAEL R. WALTON
Age: 61

Mr. Walton is President and owner of Sheboygan County Broadcasting Co., Inc., a company he founded in 1972. In addition to its financial assets, the company currently owns four radio stations. The company has focused on start-up situations, and growing value in underperforming, and undervalued business situations. It has purchased and sold properties in Wisconsin, Illinois and Michigan, and has grown to a multi-million dollar asset base from a start-up capital contribution of less than $100,000. Prior to 1972, Walton was owner, and President of Walton Co., an advertising representative firm which he founded in New York City. He has held sales and management positions with FORBES Magazine, Chicago Sun Times, and Gorman Publishing Co., a trade magazine publisher specializing in new magazines which was subsequently sold to a large international publishing concern. Mr. Walton has served on the Board of the American Red Cross, Salvation Army and the Chamber of Commerce.

The Board of Directors recommends that shareholders vote FOR all nominees.

                        INDEPENDENT PUBLIC ACCOUNTANTS
                                   (Item 3)

The Board of Directors has appointed McGladrey & Pullen, LLP, independent public accountants, to audit the financial statements of the Company for the fiscal year ending September 30, 1999. The Board proposes that the stockholders ratify this appointment. McGladrey & Pullen, LLP audited the Company's financial statements for the fiscal year ended September 30, 1998. The Company expects that representatives of McGladrey & Pullen, LLP will be present at the Meeting, with the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

In the event that ratification of the appointment of McGladrey & Pullen, LLP as the independent public accountants for the Company is not obtained at the Meeting, the Board of Directors will reconsider its appointment.

A majority of the shares voted at the Meeting is required to ratify the appointment of the independent public accountants.

The Board of Directors recommends that shareholders vote FOR the ratification of McGladrey & Pullen, LLP as the independent public accountants for the Company.

Directors

The Board of Directors currently consists of five members: O. B. Parrish,
William R. Gargiulo, Jr., Mary Ann Leeper, Ph.D., Stephen M. Dearholt and David



R. Bethune. It is now being expanded to six members pending the election at the annual meeting. At each annual meeting of stockholders, directors are elected for a term of one year to succeed those directors whose terms are expiring.

Committees of the Board of Directors and Meeting Attendance

The Company has an Audit Committee. The Board's Audit Committee is comprised of Mr. Bethune and Mr. Dearholt. The responsibilities of the Audit Committee, in addition to such other duties as may be specified by the Board of Directors, include the following: (1) recommendation to the Board of Directors of independent auditors for the Company; (2) review of the timing, scope and results of the independent auditors audit examination; (3) review of periodic comments and recommendations by the auditors and of the Company's response thereto; and (4) review of the scope and adequacy of internal accounting controls. The Audit Committee did not meet during the fiscal year ended September 30, 1998.

During fiscal 1998, all compensation matters were handled by the Company's Board of Directors. There is no standing nominating or similar committee of the Board of Directors.

The Board of Directors held 7 meetings during the Company's fiscal year ended September 30, 1998. Mr. Bethune was unable to attend 4 meetings. No other incumbent director attended fewer than 75% of the aggregate of (1) the total number of meetings of the Board of Directors and (2) the total number of meetings held by all committees of the Board on which he/she served, if any.

Director Compensation and Benefits

Directors who are officers of the Company do not receive compensation for serving in such capacity. Individual directors who are not officers of the Company receive $1,000 for attendance at each board meeting or meeting of a committee of which he or she is a member. In addition, each director who is not an employee of the Company receives an automatic grant of options to purchase 30,000 shares of the Company's Common Stock under the Company's Outside Director Stock Option Plan. This grant is made upon the director's initial appointment to the Board of Directors and the options vest in accordance with the vesting criteria set forth in the plan.

Executive Officers

The names of, and certain information regarding, executive officers of the Company who are not directors of the Company, are set forth below.

Name                                 Age       Position
Jack Weissman                        51        Vice President, Trade Sales
Michael Pope                         42        Vice President, General Manager
                                               - The Female Health Company
                                               (UK) Plc.

Jack Weissman
Vice President - Trade Sales

Mr. Weissman has served as Vice President-Trade Sales since June 1995.  From
1992 to 1994, Mr. Weissman was Vice President-Sales for Capitol Spouts, Inc., a
manufacturer of pouring spouts for gable paper cartons.  During the 1989-1992



period, he acted as General Manager-HTV Group, an investment group involved in the development of retail stores. Mr. Weissman joined Searle's Consumer Products Group in 1979 and held positions of increasing responsibility, including National Account and Military Sales Manager. From 1985-1989 he was Director - Retail Business Development for The NutraSweet Company, a Searle subsidiary. Prior to Searle, Mr. Weissman worked in the consumer products field as account manager and territory manager for Norcliff Thayer and Whitehall Laboratories.

Michael Pope
Vice President, General Manager - The Female Health Company (UK) Plc.

Mr. Pope has served as Vice President of the Company since 1996 and as General Manager of The Female Health Company (UK) Plc. (formerly Chartex International, Plc.) since the Company's acquisition of Chartex. Mr. Pope has also served as a Director of The Female Health Company, Ltd. (formerly Chartex Resources Limited) and The Female Health Company (UK) Plc. since 1995. From 1990 until 1996, Mr. Pope was Director of Technical Operations for Chartex with responsibility for manufacturing, engineering, process development and quality assurance. Mr. Pope was responsible for the development of the high speed proprietary manufacturing technology for the female condom and securing the necessary approvals of the manufacturing process by regulatory organizations, including the FDA. Mr. Pope was also instrumental in developing and securing Chartex's relationship with its Japanese marketing partner. Prior to joining Chartex, from 1986 to 1990 Mr. Pope was Production Manager and Technical Manager for Franklin Medical, a manufacturer of disposable medical devices. During the period from 1982 to 1986, Mr. Pope was Site Manager, Engineering and Production Manager, Development Manager and Silicon Manager for Warne Surgical Products.

                            EXECUTIVE COMPENSATION

The following table sets forth the annual and long-term compensation for each of the last three fiscal years for the Company's Chief Executive Officer and the one highest-paid executive officer other than the Chief Executive Officer (the "named executive officers"), who served in such capacity as of September 30, 1998, as well as the total compensation paid to each individual during the Company's last three fiscal years. No other executive officers of the Company received salary and bonus of in excess of $100,000 during the fiscal year ended September 30, 1998.

                          SUMMARY COMPENSATION TABLE


                                Annual           Long-Term
                             Compensation      Compensation Awards
Name and Principal   Fiscal            Restricted Stock Securities Underlying
Position Fiscal      Year       Salary    Awards (1)   Options/SARs
                                             ($)           (#)
O. B. Parrish          1998     $90,000  $117,955(2)          ---
Chairman, Chief        1997     $90,000          ---      100,000
Executive Officer and  1996     $90,000          ---      120,000
Acting Chief Financial Officer


Mary Ann Leeper, Ph.D. 1998    $225,000   $84,210(2)          ---
President and Chief   1997     $225,000          ---       90,000



Operating Officer     1996     $225,000          ---          ---

(1) Represents fair market value of restricted Common Stock on the date of grant based on the $2.88 closing price of the Company's Common Stock on such date.

(2) At September 30, 1998, the named executive officer owned 25,000 shares of restricted Common Stock, having a fair market value of $71,875 on such date, based on the closing price of the Company's Common Stock on such date. For Mr. Parrish, also includes his pro rata portion of 25,000 shares of restricted stock granted to Phoenix Health Care of Illinois, Inc. ("Phoenix of Illinois"), based on his 64% ownership of such entity. For Dr. Leeper, also includes her pro rata portion of such restricted stock based on her approximately 16.7% ownership of such entity. All of these shares were granted on May 5, 1998 and vest in full on the first anniversary of the grant date. The owner is entitled to receive any dividends declared on these shares of restricted stock.

Aggregated Option Values at September 30, 1998

The following table presents the value of unexercised options held by the named executive officers at September 30, 1998:

                          Number of Securities         Value of Unexercised In-
                         Underlying Unexercised            The-Money Options
                      Options at September 30, 1998      at September 30, 1998
Name                   Exercisable / Unexercisable    Exercisable/Unexercisable

O. B. Parrish                88,000 / 176,000                     $0

Mary Ann Leeper, Ph.D.       96,667 / 193,333                     $0

Employment Agreements

Dr. Leeper renewed an employment agreement with the Company effective May 1, 1997. The term of Dr. Leeper's renewed employment extends to April 30, 2000 and renews automatically thereafter for additional three year terms unless notice of termination is given. The employment agreement is terminable by the Company at any time if such termination is for cause (as defined in the employment agreement). If Dr. Leeper is terminated without cause, the Company is obligated to continue to pay Dr. Leeper her base salary and any bonus to which she would have otherwise been entitled for a period equal to the longer of two years from date of termination or the remainder of the then applicable term of the employment agreement. In addition, the Company is obligated to continue Dr. Leeper's participation in any health, life insurance or disability plan sponsored by the Company in which Dr. Leeper participated prior to her termination of employment. Dr. Leeper's employment agreement provided for a base salary of $175,000, $195,000 and $225,000, respectively, for each of the first three years of her employment term, subject to the achievement of certain performance goals established by Dr. Leeper and the Company. During the three year renewal term, the initial base salary is $225,000 and thereafter the base salary will be increased annually by the Board of Directors based upon Dr. Leeper's performance and such other factors as the Board of Directors deems appropriate. The employment agreement also provides Dr. Leeper with certain fringe benefits including an annual cash bonus of up to 100% of her base salary if certain performance goals to be established by the Board of Directors are achieved.




                              SECURITY OWNERSHIP

The following table sets forth certain information as of January 5, 1999 with respect to (a) each person known to the Company to own beneficially more than 5% of the Company's Common Stock, (b) each named executive officer and each director of the Company and (c) all directors and executive officers as a group:

                                              Amount of Beneficial Ownership
Name of Beneficial Owner                             Shares     Percent

O. B. Parrish (1)                                   494,001       4.68%
William R. Gargiulo, Jr. (1)                        351,668       3.35%
Mary Ann Leeper, Ph.D. (1)                          455,668       4.31%
Stephen M. Dearholt (4)                           1,257,784      11.27%
David R. Bethune (2)                                 50,000          *
Michael R. Walton                                   527,800       5.05%
Phoenix Health Care of Illinois, Inc. (3)           324,501       3.10%
State of Wisconsin Investment Board                 635,000       6.08%
All directors, nominees and executive officers,
  as a group (eight persons) (1)(2)(4)            2,522,919      22.05%

 *     Less than 1%

(1) Includes 294,501 shares owned by and 30,000 shares under option to Phoenix Health Care of Illinois, Inc. ("Phoenix of Illinois"). Messrs. Parrish and Gargiulo and Dr. Leeper may be deemed to share voting and dispositive power as to such shares since Mr. Gargiulo is a trustee of a trust which is a stockholder of, and Mr. Parrish and Dr. Leeper are officers, directors and stockholders of Phoenix of Illinois. For Dr. Leeper, also includes 34,500 shares owned by and 96,667 shares under option to her (which options are currently exercisable or exercisable within 60 days); for Mr. Parrish also includes 81,500 shares owned by and 88,000 shares under option to him (which options are currently exercisable or exercisable within 60 days); and for Mr. Gargiulo, also includes 500 shares held by a trust (of which Mr. Gargiulo is a trustee), 10,000 shares owned by and 16,667 shares under option to him which options are exercisable within 60 days.

(2) Represents options which are currently exercisable.

(3) Includes 294,501 shares owned by and 30,000 shares under option to Phoenix of Illinois.

(4) Includes 238,075 shares owned directly by Mr. Dearholt. Also includes 69,500 shares held by the Dearholt, Inc. Profit Sharing Plan; 9,680 shares held by the Response Marketing Money Purchase Plan; 6,200, 18,100, and 148,129 shares of Common Stock and 60,000 (Series 1 Convertible Preferred Stock) held by trusts (of which Mr. Dearholt is a trustee) and 48,100 shares held by Mr. Dearholt's children living in his household. Also includes warrants to purchase 610,000 shares of Common Stock and options to purchase 50,000 shares.

The address of Phoenix of Illinois is 875 North Michigan Avenue, Suite 3660, Chicago, Illinois 60611. The address of the State of Wisconsin Investment Board is 121 East Wilson Street, Madison, Wisconsin 53702. The business



address of all other shareholders beneficially owning 5% or more of the Company's outstanding shares of Common Stock is the same as the address of the principal office of the Company. The above beneficial ownership information is based on information furnished by the specified person and is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, as required for purposes of this Proxy Statement. This information should not be construed as an admission of beneficial ownership for other purposes.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater-than ten percent shareholders are also required by SEC regulation to furnish the Company with copies of all reports filed pursuant to Section 16(a). To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were satisfied, except that Stephen
M. Dearholt, a director of the Company, filed a Form 4 Notice with the Securities and Exchange Commission on September 30, 1997, reporting that on July 31, 1997 a trust for the benefit of his spouse purchased 60,000 shares of the Company's Series 1 Convertible Preferred Stock. This Form 4 should have been filed by August 15, 1997.

                             CERTAIN TRANSACTIONS

On March 25, 1997 and again on March 25, 1998, the Company extended a $1 million one-year promissory note payable by the Company to Mr. Dearholt in connection with a previous loan Mr. Dearholt made to the Company. The promissory note is now payable in full on March 25, 1999 and bears interest at 12% per annum payable monthly. The note proceeds were initially used by the Company to provide working capital needed to fund the initial stages of the Company's U.S. marketing campaign ($0.2 million) and to fund operating losses ($0.8 million). The borrowing transactions were effected in the form of a promissory note from the Company to Mr. Dearholt and related Note Purchase and Warrant Agreements and Stock Issuance Agreements. Under the 1997 and 1998 Note Purchase and Warrant Agreements, the Company issued to Mr. Dearholt warrants to purchase 200,000 and 200,000 shares of the Company's Common Stock in 1997 and 1998, respectively, at exercise prices of $1.848 and $2.25 per share, respectively. The warrants expire upon the earlier of their exercise or five years after the date of their issuances. Under the Stock Issuance Agreements, if the Company fails to pay the $1 million under the note when due, the Company must issue 200,000 shares of its Common Stock to Mr. Dearholt. This issuance will not, however, alleviate the Company from its liability under the note. The Company also granted Mr. Dearholt certain securities registration rights with respect to any Common Stock he receives from the Company under these warrants or the Stock Issuance Agreement. Mr. Dearholt has agreed that, if the Company requests, he will extend the promissory note for an additional one-year term to be due and payable on March 25, 2000 upon the same terms as the prior note extensions. In consideration of this agreement, the Company extended the term of certain warrants held by Mr. Dearholt to purchase 200,000 shares of the Company's Common Stock which expire March 25, 2001 to March 25, 2002.



On July 27, 1997, a trust of which Stephen M. Dearholt, a director of the Company, is a trustee, purchased 60,000 shares of the Company's Class A Convertible Preferred Stock--Series 1 at a price of $2.50 per share, which represented the per share price offered to all subscribers in the private placement of these shares.

Through November 15, 1998 Mr. O. B. Parrish and Mr. William R. Gargiulo, Jr. worked out of office space at 919 N. Michigan Avenue, Chicago, Illinois which is leased by Phoenix Health Care of Illinois from a third party. The Company paid the monthly lease payments of $51,256 and $48,146 for this lease in fiscal 1997 and fiscal 1998, respectively.

During fiscal 1998 the Company awarded Phoenix 25,000 shares of restricted Common stock with a market value of approximately $71,875 at September 30, 1998, for consulting services provided to the Company.
During fiscal 1997, the Board of Directors of the Company repriced options granted to certain employees of the Company on November 21, 1994, March 19, 1996 and on April 22, 1997, including 1994 options for 200,000 shares to Dr. Leeper, 1994 options for 44,000 shares to Mr. Parrish, 1994 options for 90,000 shares to Phoenix Health Care of Illinois, Inc., a corporation in which Mr. Parrish and Dr. Leeper are officers, directors and shareholders, 1996 options for 120,000 to Mr. Parrish, 1997 options for 90,000 shares to Dr. Leeper, 1997 options for 100,000 shares to Mr. Parrish and 1997 options for 50,000 shares to Mr. Gargiulo. The option exercise price for the 1994 and 1996 options was reduced from $3.875 to $2.00 and the option exercise price for the 1997 options was reduced from $2.75 to $2.00 (which was the last sale price of the Company's Common Stock on the American Stock Exchange on the date of the repricing) and the vesting criterion has changed. The Compensation Committee elected to reprice the options and change the final vesting criteria because the Committee felt that due to changed circumstances, including the reduction in the trading price of the Company's Common Stock, the options were no longer providing the incentive they were designed to provide.

It has been and currently is the policy of the Company that transactions between the Company and its officers, directors, principal shareholders or affiliates are to be on terms no less favorable to the Company than could be obtained from unaffiliated parties. The Company intends that any future transactions between the Company and its officers, directors, principal shareholders or affiliates will be approved by a majority of the directors who are not financially interested in the transaction.

                            INDEPENDENT ACCOUNTANTS

For the fiscal year ending September 30, 1998, McGladrey & Pullen, LLP served as the Company's independent auditors.

                       PROPOSALS FOR 2000 ANNUAL MEETING

Any stockholder who desires to submit a proposal for inclusion in the Company's 2000 Proxy Statement should submit the proposal in writing to Mr. O. B. Parrish, Chief Executive Officer, The Female Health Company, 875 North Michigan Avenue, Suite 3660, Chicago, Illinois, 60611. The Company must receive a proposal by October 13, 1999 in order to consider it for inclusion in the Company's 2000 Proxy Statement. Any stockholder who intends to present a proposal at the 2000 Annual Meeting of Stockholders without inclusion of such proposal in the Company's proxy materials are required to provide notice of such proposal to the Company no later than December 27, 1999.




                           EXPENSES OF SOLICITATION

The cost of this solicitation of proxies will be paid by the Company. It is anticipated that the proxies will be solicited only by mail, except that solicitation personally or by telephone may also be made by the Company's regular employees who will receive no additional compensation for their services in connection with the solicitation. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material and annual reports to beneficial owners of stock held by such persons. The Company will reimburse such parties for their expenses in so doing.

                                   By Order of the Board of Directors,

                                     s/s William R. Gargiulo, Jr.


                                   William R. Gargiulo, Jr., Secretary

Chicago, Illinois
February 10, 1999



                          THE FEMALE HEALTH COMPANY
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints William R. Gargiulo, Jr. and O. B. Parrish, or either one of them, with full power of substitution, as proxy or proxies of the undersigned to attend the annual meeting of stockholders of The Female Health Company to be held on Friday, April 9, 1999, at 2 p.m., local time, at the Hotel Inter-Continental, Empire Ballroom, South Tower, 7th Floor, 505 N. Michigan Avenue, Chicago, Illinois, and at any adjournment thereof, and to vote all shares of Common Stock and all shares of Class A Convertible Preferred Stock - Series 1 which the undersigned would be entitled to vote if personally present as specified upon the following matters and in their discretion upon such other matters as may properly come before the meeting.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and accompanying Proxy Statement, ratifies all that said proxies or their substitutes may lawfully do by virtue hereof, and revokes all former proxies.

Please sign exactly as your name appears hereon, date and return this proxy. PLEASE NOTE, YOUR FAILURE TO VOTE OR YOUR ABSTENTION VOTE FOR PROPOSAL 1 WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE AUTHORIZATION OF ADDITIONAL SHARES OF COMMON STOCK. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSAL 1, PROPOSAL 2 AND PROPOSAL 3.

              DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED

                   THE FEMALE HEALTH COMPANY ANNUAL MEETING

1. Approval of an amendment to the Company's Amended and
   Restated Articles of Incorporation to increase authorized
   shares to 27,015,000 including 22,000,000 shares of
   Common Stock.                                       ____ FOR    ____ AGAINST

2. ELECTION OF DIRECTORS:  1 - O. B. Parrish   2 - William R. Gargiulo, Jr.
   3 -  Mary Ann Leeper, Ph.D. 4 - Stephen M. Dearholt
   5 - David R. Bethune, 6 - Michael R. Walton         ___   GRANT
                                                       ___   WITHHOLD for the
                                                       election of directors

(Instructions:  To withhold authority to vote for any
indicated nominee, write the number(s) of the nominee(s)  ____________________
in the box provided to the right.) --------------------> |                    |
                                                         |                    |
                                                         |                    |
                                                         |                    |
                                                          ---------------------
3. Ratification of the appointment of McGladrey & Pullen,
   LLP as the Company's independent public accountants
   for the fiscal year ending September 30, 1999       ____ FOR    ____ AGAINST
                          _______
Address Change?          |       |
Mark Box                 |       |
Indicate changes below:  |_______|
                                   Date ___________, 1999         NO. OF SHARES
                                           ____________________
                                          |                    |
                                          |                    |



                                          |                    |
                                          |                    |
                                           ---------------------
                                             Signature(s) In Box

                                   If signing as attorney, executor,
                                   administrator, trustee or guardian, please add your full title as such. If shares are held by two or more persons, all holders must sign the proxy.